EXHIBIT 99.1
NEWS RELEASE
For more information, contact:
David L. Urban
david.urban@flagstar.com
(248) 312-5970

Flagstar Reports Second Quarter 2018 Net Income of $50 million, or $0.85 per Diluted Share

Company posts solid earnings with positive operating leverage

Key Highlights - Second Quarter 2018

•	Net interest income rose $9 million, or 8 percent from first quarter 2018, driven by earning asset growth and net interest margin expansion.

•	Mortgage revenues increased $8 million, or 13 percent from the prior quarter, led by a seasonal increase in mortgage originations and higher net return on MSR.

•	Total revenue increased $21 million, or 10 percent, while noninterest expense rose a modest $4 million, or 2 percent from last quarter, benefiting from expense discipline and variable cost model.

•	Strong asset quality with minimal net charge-offs and no commercial delinquencies.

•	Pending acquisition of 52 Wells Fargo branches accelerates banking transformation.

TROY, Mich., July 24, 2018 - Flagstar Bancorp, Inc. (NYSE:FBC), the holding company for Flagstar Bank, FSB, today reported second quarter 2018 net income of $50 million, or $0.85 per diluted share, compared to first quarter 2018 net income of $35 million, or $0.60 per diluted share. For the second quarter 2017, the Company reported net income of $41 million, or $0.71 per diluted share.

“I’m pleased with our financial results this quarter," said Alessandro DiNello, president and chief executive officer of Flagstar Bancorp, Inc. “We produced solid earnings with positive operating leverage, despite a challenging mortgage environment. Earnings rose on both a sequential and year-over-year basis, achieving a level we haven't seen since the third quarter 2012 when we had $334 million of net gain on loan sales as compared to only $63 million in the second quarter 2018.

“Our banking business performed well, boosted by the acquisitions of the Desert Community Bank (DCB) branches and a warehouse business at the end of the first quarter 2018. Net interest income for the second quarter 2018 rose 8 percent to $115 million, led by a 4 percent rise in average earning assets and a 10 basis point increase in net interest margin. The core banking business delivered consistent growth with average commercial loans (excluding the impact of the DCB branch and warehouse business acquisitions) increasing 8 percent.

"We continued to build scale and profitability within our servicing business -- a segment that brings fee income, as well as ancillary benefits like deposits that fuel our loan growth. During the second quarter, we sold $6.4 billion of mortgage servicing rights with 100 percent of the servicing retained. Since the beginning of 2018, we've increased the number of loans serviced by 93,000 or 21 percent and are well positioned to add more scale later this year.

“Our mortgage business was softer than expected with fallout-adjusted locks and gain on sale margin coming in below our expectations. Locks rose 17 percent to $9 billion while the GOS margin fell 6 basis points to 0.71 percent due to the impact of wider spreads on the outcome of a securitization late in the quarter.

“A key highlight of the second quarter was our announcement of the pending acquisition of 52 Wells Fargo branches in Indiana, Michigan, Wisconsin and Ohio. This transaction will significantly expand our banking business, enhance our franchise value and provide compelling financial benefits -- all without the need to raise capital. Bringing these branches on board later this year will accelerate our banking transformation. Meanwhile, we will continue to leverage our strong asset generation capability, abundant liquidity and strong capital for the benefit of our shareholders.”

Second Quarter 2018 Highlights:

Income Statement Highlights
	Three Months Ended
	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
	(Dollars in millions)
Net interest income	$115	$106	$107	$103	$97
Provision (benefit) for loan losses	(1)	—	2	2	(1)
Noninterest income	123	111	124	130	116
Noninterest expense	177	173	178	171	154
Income before income taxes	62	44	51	60	60
Provision for income taxes (1)	12	9	96	20	19
Net income (loss)	$50	$35	$(45)	$40	$41

Income (loss) per share:
Basic	$0.86	$0.61	$(0.79)	$0.71	$0.72
Diluted	$0.85	$0.60	$(0.79)	$0.70	$0.71

(1)
The three months ended December 31, 2017 included an $80 million, or $1.37 per diluted share, non-cash charge to the provision for income taxes, resulting from the revaluation of the Company's net deferred tax asset at a lower statutory rate as a result of the Tax Cuts and Jobs Act.

Key Ratios
	Three Months Ended					Change (bps)
	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	Seq	Yr/Yr
Net interest margin	2.86%	2.76%	2.76%	2.78%	2.77%	10	9
Return on average assets	1.1%	0.8%	(1.1)%	1.0%	1.0%	30	10
Return on average equity	13.5%	9.9%	(12.1)%	11.1%	11.6%	360	190
Efficiency ratio	74.4%	79.7%	77.1%	73.5%	72.0%	(530)	240

Balance Sheet Highlights
	Three Months Ended					% Change
	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	Seq	Yr/Yr
	(Dollars in millions)
Average Balance Sheet Data
Average interest-earning assets	$15,993	$15,354	$15,379	$14,737	$14,020	4%	14%
Average loans held-for-sale (LHFS)	4,170	4,231	4,537	4,476	4,269	(1)%	(2)%
Average loans held-for-investment (LHFI)	8,380	7,487	7,295	6,803	6,224	12%	35%
Average total deposits	10,414	9,371	9,084	9,005	8,739	11%	19%

Net Interest Income

Net interest income rose $9 million to $115 million for the second quarter 2018, as compared to the first quarter 2018. The results reflected a 4 percent increase in average earning assets, led by continued solid growth in commercial loans. The net interest margin rose 10 basis points to 2.86 percent for the second quarter 2018 as higher yields on earning assets more than offset a modest increase in deposit costs.

Loans held-for-investment averaged $8.4 billion for the second quarter 2018, increasing $893 million, or 12 percent, from the prior quarter. Excluding the impact of the DCB branch and warehouse business acquisitions, average loans HFI rose 6 percent in the quarter. During the second quarter 2018, average commercial loans rose 19 percent with average warehouse loans increasing $647 million, or 76 percent, average commercial real estate loans rising $63 million, or 3 percent and average commercial and industrial loans increasing $40 million, or 3 percent. Average consumer loans rose $143 million, or 4 percent, driven by an increase in mortgage loans.

Average total deposits were $10.4 billion in the second quarter 2018, increasing $1 billion, or 11 percent from the first quarter 2018. Excluding the impact of the DCB branch acquisition, average deposits rose 6 percent in the quarter. Average retail deposits increased $780 million, or 12 percent, as higher demand deposits and certificates of deposit were partially offset by a drop in savings deposits. Average custodial deposits rose $149 million, or 10 percent, while average government deposits rose $21 million, or 2 percent.

Provision for Loan Losses

The Company experienced a provision benefit in the second quarter 2018, resulting primarily from a continued decline in loss rates in the held-for-investment portfolio. The provision benefit for loan losses totaled $1 million for the second quarter 2018, as compared to no provision expense for the first quarter 2018.

Noninterest Income

Noninterest income rose $12 million, or 11 percent, to $123 million in the second quarter of 2018, as compared to $111 million for the first quarter 2018. The increase was primarily due to an increase in net gain on loan sales, loan fees and charges and the net return on the mortgage servicing rights.

Second quarter 2018 net gain on loan sales increased $3 million, or 5 percent, to $63 million, versus $60 million in the first quarter 2018. Fallout-adjusted locks rose 17 percent to $9 billion primarily due to a seasonal increase in mortgage originations. The net gain on loan sale margin fell 6 basis points to 0.71 percent for the second quarter 2018, as compared to 0.77 percent for the first quarter 2018.

Mortgage Metrics
						Change (% / bps)
	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	Seq	Yr/Yr
	(Dollars in millions)
For the three months ended:
Mortgage rate lock commitments (fallout-adjusted) (1)	$9,011	$7,722	$8,631	$8,898	$9,002	17%	—%
Net margin on mortgage rate lock commitments (fallout-adjusted) (1) (2)	0.71%	0.77%	0.91%	0.84%	0.73%	(6)	(2)
Net gain on loan sales	$63	$60	$79	$75	$66	5%	(5)%
Net (loss) return on the mortgage servicing rights (MSR)	$9	$4	$(4)	$6	$6	125%	50%
Gain on loan sales + net (loss) return on the MSR	$72	$64	$75	$81	$72	13%	—%
At the end of the period:
Residential loans serviced (number of accounts - 000's) (3)	535	470	442	415	402	14%	33%
Capitalized value of MSRs	1.34%	1.27%	1.16%	1.15%	1.14%	7	20
N/M - Not meaningful
(1) Fallout-adjusted mortgage rate lock commitments are adjusted by a percentage of mortgage loans in the pipeline that are not expected to close based on previous historical experience and the level of interest rates.

(2) Gain on sale margin is based on net gain on loan sales (excludes net gain on loan sales of $1 million from loans transferred from HFI in the three months ended December 31, 2017) to fallout-adjusted mortgage rate lock commitments.

(3) Includes loans serviced for own loan portfolio, serviced for others, and subserviced for others.

Loan fees and charges rose to $24 million for the second quarter 2018, as compared to $20 million for the first quarter 2018. The increase primarily reflected higher mortgage loan closings.

Net return on mortgage servicing rights (including the impact of hedges) increased $5 million, resulting in a net gain of $9 million for the second quarter 2018, as compared to a net gain of $4 million for the first quarter 2018. The increase from the prior quarter largely reflected lower sale-related costs, reduced runoff due to increasing interest rates and higher service fee income.

Noninterest Expense

Noninterest expense increased to $177 million for the second quarter 2018, as compared to $173 million for the first quarter 2018, primarily due to an increase in mortgage-related expense from higher mortgage closings. During the second quarter 2018, commissions increased $7 million and loan processing expense rose $1 million.

The Company's total efficiency ratio improved to 74 percent for the second quarter 2018, as compared to 80 percent for the first quarter 2018, led by strong, positive operating leverage. Revenue increased 10 percent while expenses rose a modest 2 percent in the second quarter 2018.

Income Taxes

The second quarter 2018 provision for income taxes totaled $12 million, as compared to $9 million in the first quarter 2018. The Company's effective tax rate was 20 percent for the second quarter 2018, unchanged from the prior quarter.

Asset Quality

Credit Quality Ratios
	Three Months Ended					Change (% / bps)
	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	Seq	Yr/Yr
	(Dollars in millions)
Allowance for loan loss to LHFI	1.5%	1.7%	1.8%	2.0%	2.1%	(20)	(60)
Charge-offs, net of recoveries	$1	$1	$2	$2	$—	—%	N/M
Total nonperforming loans held-for-investment	$27	$29	$29	$31	$30	(7)%	(10)%
Net charge-offs to LHFI ratio (annualized)	0.02%	0.06%	0.12%	0.08%	0.04%	(4)	(2)
Ratio of nonperforming LHFI and TDRs to LHFI	0.30%	0.35%	0.38%	0.44%	0.44%	(5)	(14)
N/M - Not meaningful

The allowance for loan losses was $137 million at June 30, 2018, compared to $139 million at March 31, 2018. The allowance for loan losses covered 1.5 percent of loans held-for-investment at June 30, 2018, as compared to 1.7 percent of loans held-for-investment at March 31, 2018.

Net charge-offs in the second quarter 2018 were $1 million, or 2 basis points of HFI loans, compared to $1 million, or 6 basis points in the prior quarter.

Nonperforming loans held-for-investment were $27 million at June 30, 2018, compared to $29 million at March 31, 2018. The ratio of nonperforming loans to loans held-for-investment was 0.30 percent at June 30, 2018, compared to 0.35 percent at March 31, 2018. At June 30, 2018, early stage consumer loan delinquencies totaled $3 million, or 0.08 percent of consumer loans, compared to $5 million, or 0.14 percent at March 31, 2018. There were no commercial loan delinquencies greater than 30 days at June 30, 2018.

Capital

Capital Ratios (Bancorp)	Three Months Ended					Change (% / bps)
	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	Seq	Yr/Yr
Tangible common equity to assets ratio (1)	7.74%	7.65%	8.15%	8.47%	8.70%	9	(96)
Tier 1 leverage (to adj. avg. total assets)	8.65%	8.72%	8.51%	8.80%	9.10%	(7)	(45)
Tier 1 common equity (to RWA)	10.84%	10.80%	11.50%	11.65%	12.45%	4	(161)
Tier 1 capital (to RWA)	12.86%	12.90%	13.63%	13.72%	14.65%	(4)	(179)
Total capital (to RWA)	14.04%	14.14%	14.90%	14.99%	15.92%	(10)	(188)
MSRs to Tier 1 capital	16.9%	16.2%	20.1%	17.3%	13.1%	70	N/M
Tangible book value per share (1)	$24.37	$23.62	$24.04	$25.01	$24.29	3%	—%

(1)	See Non-GAAP Reconciliation for further information.
N/M - Not meaningful

The Company maintained a robust capital position with regulatory ratios well above current regulatory quantitative guidelines for "well capitalized" institutions. At June 30, 2018, the Company had a Tier 1 leverage ratio of 8.65 percent, as compared to 8.72 percent at March 31, 2018. The decrease in the ratio resulted primarily from balance sheet growth driven by the impact of the DCB branch and warehouse business acquisitions, largely offset by earnings retention.

Under the terms of recently proposed changes to regulatory capital requirements, the Company's Tier 1 leverage ratio would have increased approximately 50 basis points and risk-based capital ratios by approximately 15-25 basis points at June 30, 2018 (pro forma basis).

Earnings Conference Call

As previously announced, the Company's second quarter 2018 earnings call will be held Tuesday, July 24, 2018 at 11 a.m. (ET).

To join the call, please dial (800) 667-5617 toll free or (334) 323-0505 and use passcode 2373953. Please call at least 10 minutes before the conference is scheduled to begin. A replay will be available for five business days by calling (888) 203-1112 toll free or (719) 457-0820 and using passcode 2373953.

The conference call will also be available as a live audiocast on the Investor Relations section of flagstar.com, where it will be archived and available for replay and download. The slide presentation accompanying the conference call will be posted on the site.

About Flagstar

Flagstar Bancorp, Inc. (NYSE: FBC) is an $18.1 billion savings and loan holding company headquartered in Troy, Mich. Flagstar Bank, FSB, provides commercial, small business, and consumer banking services through 107 branches in Michigan and California. It also provides home loans through a wholesale network of brokers and correspondents in all 50 states, as well as 88 retail locations in 31 states, representing the combined retail branches of Flagstar and its Opes Advisors mortgage division. Flagstar is a leading national originator and servicer of mortgage loans, handling payments and record keeping for $120 billion of home loans representing over 535,000 borrowers. For more information, please visit flagstar.com.

Use of Non-GAAP Financial Measures

In addition to results presented in accordance with GAAP, this news release includes non-GAAP financial measures, such as tangible book value per share and tangible common equity to assets ratio. The Company believes these non-GAAP financial measures provide additional information that is useful to investors in helping to understand the capital requirements Flagstar will face in the future and underlying performance and trends of Flagstar.

Non-GAAP financial measures have inherent limitations. Readers should be aware of these limitations and should be cautious with respect to the use of such measures. To compensate for these limitations, we use non-GAAP measures as comparative tools, together with GAAP measures, to assist in the evaluation of our operating performance or financial condition. Also, we ensure that these measures are calculated using the appropriate GAAP or regulatory components in their entirety and that they are computed in a manner intended to facilitate consistent period-to-period comparisons. Flagstar’s method of calculating these non-GAAP measures may differ from methods used by other companies. These non-GAAP measures should not be considered in isolation or as a substitute for those financial measures prepared in accordance with GAAP or in-effect regulatory requirements.

Where non-GAAP financial measures are used, the most directly comparable GAAP or regulatory financial measure, as well as the reconciliation to the most directly comparable GAAP or regulatory financial measure, can be found in this news release. Additional discussion of the use of non-GAAP measures can also be found in conference call slides, the Form 8-K Current Report related to this news release and in periodic Flagstar reports filed with the U.S. Securities and Exchange Commission. These documents can all be found on the Company’s website at flagstar.com.

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of Flagstar Bancorp, Inc.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The Company's actual results could differ materially from those described in the forward-looking statements depending upon various factors as described in periodic Flagstar reports filed with the U.S. Securities and Exchange Commission, which are available on the Company’s website (flagstar.com) and on the Securities and Exchange Commission's website (sec.gov). Other than as required under United States securities laws, Flagstar Bancorp does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Flagstar Bancorp, Inc.
Consolidated Statements of Financial Condition
(Dollars in millions)
(Unaudited)

	June 30, 2018	March 31, 2018	December 31, 2017	June 30, 2017
Assets
Cash	$139	$121	$122	$80
Interest-earning deposits	220	122	82	103
Total cash and cash equivalents	359	243	204	183
Investment securities available-for-sale	1,871	1,918	1,853	1,614
Investment securities held-to-maturity	748	771	939	1,014
Loans held-for-sale	4,291	4,743	4,321	4,506
Loans held-for-investment	8,904	8,134	7,713	6,776
Loans with government guarantees	278	286	271	278
Less: allowance for loan losses	(137)	(139)	(140)	(140)
Total loans held-for-investment and loans with government guarantees, net	9,045	8,281	7,844	6,914
Mortgage servicing rights	257	239	291	184
Federal Home Loan Bank stock	303	303	303	260
Premises and equipment, net	355	348	330	299
Net deferred tax asset	119	130	136	266
Goodwill and intangible assets	71	72	21	20
Other assets	711	688	670	705
Total assets	$18,130	$17,736	$16,912	$15,965
Liabilities and Stockholders' Equity
Noninterest-bearing	$2,781	$2,391	$2,049	$2,012
Interest-bearing	7,807	7,595	6,885	6,683
Total deposits	10,588	9,986	8,934	8,695
Short-term Federal Home Loan Bank advances	3,840	4,153	4,260	3,670
Long-term Federal Home Loan Bank advances	1,280	1,280	1,405	1,200
Other long-term debt	494	494	494	493
Other liabilities	453	396	420	499
Total liabilities	16,655	16,309	15,513	14,557
Stockholders' Equity
Common stock	1	1	1	1
Additional paid in capital	1,514	1,514	1,512	1,509
Accumulated other comprehensive loss	(32)	(30)	(16)	(9)
Accumulated deficit	(8)	(58)	(98)	(93)
Total stockholders' equity	1,475	1,427	1,399	1,408
Total liabilities and stockholders' equity	$18,130	$17,736	$16,912	$15,965

Flagstar Bancorp, Inc. Condensed Consolidated Statements of Operations (Dollars in millions, except per share data) (Unaudited)

						Second Quarter 2018 Compared to:
	Three Months Ended					First Quarter 2018		Second Quarter 2017
	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	Amount	Percent	Amount	Percent
Interest Income
Total interest income	$167	$152	$148	$140	$129	$15	10%	$38	29%
Total interest expense	52	46	41	37	32	6	13%	20	63%
Net interest income	115	106	107	103	97	9	8%	18	19%
Provision (benefit) for loan losses	(1)	—	2	2	(1)	(1)	N/M	—	—%
Net interest income after provision (benefit) for loan losses	116	106	105	101	98	10	9%	18	18%
Noninterest Income
Net gain on loan sales	63	60	79	75	66	3	5%	(3)	(5)%
Loan fees and charges	24	20	24	23	20	4	20%	4	20%
Deposit fees and charges	5	5	4	5	5	—	—%	—	—%
Loan administration income	5	5	5	5	6	—	—%	(1)	(17)%
Net (loss) return on the mortgage servicing rights	9	4	(4)	6	6	5	125%	3	50%
Other noninterest income	17	17	16	16	13	—	—%	4	31%
Total noninterest income	123	111	124	130	116	12	11%	7	6%
Noninterest Expense
Compensation and benefits	80	80	80	76	71	—	—%	9	13%
Commissions	25	18	23	23	16	7	39%	9	56%
Occupancy and equipment	30	30	28	28	25	—	—%	5	20%
Federal insurance premiums	6	6	5	5	4	—	—%	2	50%
Loan processing expense	15	14	16	15	14	1	7%	1	7%
Legal and professional expense	6	6	8	7	8	—	—%	(2)	(25)%
Other noninterest expense	15	19	18	17	16	(4)	(21)%	(1)	(6)%
Total noninterest expense	177	173	178	171	154	4	2%	23	15%
Income before income taxes	62	44	51	60	60	18	41%	2	3%
Provision for income taxes	12	9	96	20	19	3	33%	(7)	(37)%
Net income (loss)	$50	$35	$(45)	$40	$41	$15	43%	$9	22%
Income (loss) per share
Basic	$0.86	$0.61	$(0.79)	$0.71	$0.72	$0.25	41%	$0.14	19%
Diluted	$0.85	$0.60	$(0.79)	$0.70	$0.71	$0.25	42%	$0.14	20%
N/M - Not meaningful

Flagstar Bancorp, Inc. Consolidated Statements of Operations (Dollars in millions, except per data share) (Unaudited)

			Six Months Ended June 30, 2018
	Six Months Ended		Compared to: Six Months Ended June 30, 2017
	June 30, 2018	June 30, 2017	Amount	Percent
Total interest income	$319	$239	$80	33%
Total interest expense	98	59	39	66%
Net interest income	221	180	41	23%
Provision (benefit) for loan losses	(1)	2	(3)	N/M
Net interest income after provision (benefit) for loan losses	222	178	44	25%
Noninterest Income
Net gain on loan sales	123	114	9	8%
Loan fees and charges	44	35	9	26%
Deposit fees and charges	10	9	1	11%
Loan administration income	10	11	(1)	(9)%
Net (loss) return on the mortgage servicing rights	13	20	(7)	(35)%
Other noninterest income	34	27	7	26%
Total noninterest income	234	216	18	8%
Noninterest Expense
Compensation and benefits	160	143	17	12%
Commissions	43	26	17	65%
Occupancy and equipment	60	47	13	28%
Federal insurance premiums	12	7	5	71%
Loan processing expense	29	26	3	12%
Legal and professional expense	12	15	(3)	(20)%
Other noninterest expense	34	30	4	13%
Total noninterest expense	350	294	56	19%
Income before income taxes	106	100	6	6%
Provision for income taxes	21	32	(11)	(34)%
Net income	$85	$68	$17	25%
Income per share
Basic	$1.47	$1.18	$0.29	25%
Diluted	$1.45	$1.16	$0.29	25%

Flagstar Bancorp, Inc.
Summary of Selected Consolidated Financial and Statistical Data
(Dollars in millions, except share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Selected Mortgage Statistics:
Mortgage rate lock commitments (fallout-adjusted) (1)	$9,011	$7,722	$9,002	$16,734	$14,998
Mortgage loans originated (2)	$9,040	$7,886	$9,184	$16,926	$15,087
Mortgage loans sold and securitized	$9,260	$7,247	$8,989	$16,506	$13,473
Selected Ratios:
Interest rate spread (3)	2.58%	2.54%	2.59%	2.56%	2.55%
Net interest margin	2.86%	2.76%	2.77%	2.81%	2.72%
Net margin on loans sold and securitized	0.69%	0.82%	0.73%	0.75%	0.84%
Return on average assets	1.12%	0.82%	1.04%	0.97%	0.91%
Return on average equity	13.45%	9.94%	11.57%	11.73%	9.77%
Efficiency ratio	74.4%	79.7%	72.0%	76.9%	74.2%
Equity-to-assets ratio (average for the period)	8.29%	8.27%	9.02%	8.28%	9.29%
Average Balances:
Average common shares outstanding	57,491,714	57,356,654	57,101,816	57,424,557	57,012,208
Average fully diluted shares outstanding	58,258,577	58,314,385	58,138,938	58,286,327	58,106,070
Average interest-earning assets	$15,993	$15,354	$14,020	$15,675	$13,187
Average interest-paying liabilities	$13,164	$12,974	$11,804	$13,069	$11,066
Average stockholders' equity	$1,475	$1,414	$1,418	$1,445	$1,382

(1)
Fallout-adjusted mortgage rate lock commitments are adjusted by a percentage of mortgage loans in the pipeline that are not expected to close based on previous historical experience and the level of interest rates.

(2)	Includes residential first mortgage.

(3)
Interest rate spread is the difference between the annualized yield earned on average interest-earning assets for the period and the annualized rate of interest paid on average interest-bearing liabilities for the period.

	June 30, 2018	March 31, 2018	December 31, 2017	June 30, 2017
Selected Statistics:
Book value per common share	$25.61	$24.87	$24.40	$24.64
Tangible book value per share (1)	24.37	23.62	24.04	24.29
Number of common shares outstanding	57,598,406	57,399,993	57,321,228	57,161,431
Number of FTE employees	3,682	3,659	3,525	3,432
Number of bank branches	107	107	99	99
Ratio of nonperforming assets to total assets	0.19%	0.19%	0.22%	0.24%
Common equity-to-assets ratio	8.14%	8.05%	8.27%	8.82%
MSR Key Statistics and Ratios:
Weighted average service fee (basis points)	32.4	30.4	28.9	27.8
Capitalized value of mortgage servicing rights	1.34%	1.27%	1.16%	1.14%
Mortgage servicing rights to Tier 1 capital	16.9%	16.2%	20.1%	13.1%

(1)
Excludes goodwill and intangibles of $71 million, $72 million, $21 million, and $20 million at June 30, 2018, March 31, 2018, December 31, 2017, and June 30, 2017, respectively. See Non-GAAP Reconciliation for further information.

Average Balances, Yields and Rates
(Dollars in millions)
(Unaudited)

	Three Months Ended
	June 30, 2018			March 31, 2018			June 30, 2017
	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate
Interest-Earning Assets
Loans held-for-sale	$4,170	$47	4.50%	$4,231	$44	4.12%	$4,269	$42	4.00%
Loans held-for-investment
Residential first mortgage	2,875	25	3.53%	2,773	23	3.41%	2,495	21	3.38%
Home equity	679	8	5.05%	668	9	5.21%	439	6	4.91%
Other	57	1	5.39%	27	—	4.56%	27	—	4.54%
Total Consumer loans	3,611	34	3.85%	3,468	32	3.76%	2,961	27	3.61%
Commercial Real Estate	2,017	26	5.09%	1,954	24	4.87%	1,477	16	4.16%
Commercial and Industrial	1,257	17	5.30%	1,217	16	5.21%	936	11	4.77%
Warehouse Lending	1,495	19	5.03%	848	11	5.14%	850	10	4.71%
Total Commercial loans	4,769	62	5.13%	4,019	51	5.03%	3,263	37	4.48%
Total loans held-for-investment	8,380	96	4.58%	7,487	83	4.44%	6,224	64	4.07%
Loans with government guarantees	280	2	3.66%	291	3	3.72%	295	3	4.02%
Investment securities	3,049	21	2.72%	3,233	22	2.69%	3,166	20	2.57%
Interest-earning deposits	114	1	1.72%	112	—	1.67%	66	—	1.07%
Total interest-earning assets	15,993	$167	4.17%	15,354	$152	3.95%	14,020	$129	3.69%
Other assets	1,791			1,736			1,690
Total assets	$17,784			$17,090			$15,710
Interest-Bearing Liabilities
Retail deposits
Demand deposits	$704	$1	0.60%	$548	$—	0.26%	$510	$—	0.15%
Savings deposits	3,412	8	0.86%	3,490	7	0.81%	3,933	8	0.75%
Money market deposits	247	—	0.54%	205	—	0.44%	239	—	0.42%
Certificates of deposit	2,006	8	1.63%	1,619	6	1.45%	1,094	3	1.08%
Total retail deposits	6,369	17	1.06%	5,862	13	0.92%	5,776	11	0.75%
Government deposits
Demand deposits	243	—	0.47%	241	—	0.55%	200	—	0.39%
Savings deposits	488	2	1.26%	483	2	1.11%	411	1	0.56%
Certificates of deposit	380	1	1.35%	401	1	1.19%	291	—	0.68%
Total government deposits	1,111	3	1.12%	1,125	3	1.02%	902	1	0.56%
Wholesale deposits and other	264	1	1.96%	171	1	1.91%	4	—	0.48%
Total interest-bearing deposits	7,744	21	1.10%	7,158	17	0.96%	6,682	12	0.72%
Short-term Federal Home Loan Bank advances and other	3,646	17	1.85%	4,032	15	1.53%	3,429	8	0.98%
Long-term Federal Home Loan Bank advances	1,280	7	2.25%	1,290	7	2.10%	1,200	6	1.91%
Other long-term debt	494	7	5.60%	494	7	5.37%	493	6	5.06%
Total interest-bearing liabilities	13,164	52	1.58%	12,974	46	1.41%	11,804	32	1.10%
Noninterest-bearing deposits (1)	2,670			2,213			2,057
Other liabilities	475			489			431
Stockholders' equity	1,475			1,414			1,418
Total liabilities and stockholders' equity	$17,784			$17,090			$15,710
Net interest-earning assets	$2,829			$2,380			$2,216
Net interest income		$115			$106			$97
Interest rate spread (2)			2.58%			2.54%			2.59%
Net interest margin (3)			2.86%			2.76%			2.77%
Ratio of average interest-earning assets to interest-bearing liabilities			121.5%			118.3%			118.8%
Total average deposits	$10,414			$9,371			$8,739

(1)	Includes noninterest-bearing custodial deposits that arise due to the servicing of loans for others.

(2)	Interest rate spread is the difference between rate of interest earned on interest-earning assets and rate of interest paid on interest-bearing liabilities.

(3)	Net interest margin is net interest income divided by average interest-earning assets.

Average Balances, Yields and Rates
(Dollars in millions)
(Unaudited)

	Six Months Ended
	June 30, 2018			June 30, 2017
	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate
Interest-Earning Assets
Loans held-for-sale	$4,201	$90	4.31%	$3,780	$74	3.94%
Loans held-for-investment
Residential first mortgage	2,824	49	3.47%	2,447	41	3.35%
Home equity	674	17	5.13%	436	11	5.01%
Other	42	1	5.12%	26	—	4.52%
Total Consumer loans	3,540	67	3.80%	2,909	52	3.61%
Commercial Real Estate	1,986	50	4.98%	1,399	28	3.99%
Commercial and Industrial	1,237	33	5.25%	855	20	4.67%
Warehouse Lending	1,173	30	5.07%	770	18	4.62%
Total Commercial loans	4,396	113	5.08%	3,024	66	4.34%
Total loans held-for-investment	7,936	180	4.51%	5,933	118	3.98%
Loans with government guarantees	285	5	3.69%	318	7	4.34%
Investment securities	3,140	43	2.71%	3,090	39	2.54%
Interest-earning deposits	113	1	1.69%	66	1	0.97%
Total interest-earning assets	15,675	$319	4.06%	13,187	$239	3.63%
Other assets	1,764			1,694
Total assets	$17,439			$14,881
Interest-Bearing Liabilities
Retail deposits
Demand deposits	$626	$1	0.46%	$509	$—	0.17%
Savings deposits	3,451	14	0.83%	3,930	15	0.76%
Money market deposits	226	1	0.49%	258	1	0.44%
Certificates of deposit	1,814	14	1.55%	1,083	6	1.07%
Total retail deposits	6,117	30	0.99%	5,780	22	0.75%
Government deposits
Demand deposits	242	1	0.51%	217	—	0.39%
Savings deposits	485	3	1.18%	435	1	0.54%
Certificates of deposit	391	2	1.27%	305	1	0.65%
Total government deposits	1,118	6	1.07%	957	2	0.54%
Wholesale deposits and other	217	2	1.94%	6	—	0.42%
Total interest-bearing deposits	7,452	38	1.03%	6,743	24	0.72%
Short-term Federal Home Loan Bank advances and other	3,838	32	1.68%	2,630	12	0.89%
Long-term Federal Home Loan Bank advances	1,285	14	2.17%	1,200	11	1.89%
Other long-term debt	494	14	5.49%	493	12	5.05%
Total interest-bearing liabilities	13,069	98	1.50%	11,066	59	1.08%
Noninterest-bearing deposits (1)	2,443			2,024
Other liabilities	482			409
Stockholders' equity	1,445			1,382
Total liabilities and stockholders' equity	$17,439			$14,881
Net interest-earning assets	$2,606			$2,121
Net interest income		$221			$180
Interest rate spread (2)			2.56%			2.55%
Net interest margin (3)			2.81%			2.72%
Ratio of average interest-earning assets to interest-bearing liabilities			119.9%			119.2%
Total average deposits	$9,895			$8,767

(1)	Includes noninterest-bearing custodial deposits that arise due to the servicing of loans for others.

(2)	Interest rate spread is the difference between rate of interest earned on interest-earning assets and rate of interest paid on interest-bearing liabilities.

(3)	Net interest margin is net interest income divided by average interest-earning assets.

Flagstar Bancorp, Inc.
Earnings Per Share
(Dollars in millions, except share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Net income	50	35	41	85	68
Weighted average shares
Weighted average common shares outstanding	57,491,714	57,356,654	57,101,816	57,424,557	57,012,208
Effect of dilutive securities
May Investor warrants	—	—	—	—	24,575
Stock-based awards	766,863	957,731	1,037,122	861,770	1,069,287
Weighted average diluted common shares	58,258,577	58,314,385	58,138,938	58,286,327	58,106,070
Earnings per common share
Basic earnings per common share	$0.86	$0.61	$0.72	$1.47	$1.18
Effect of dilutive securities
May Investor warrants	—	—	—	—	—
Stock-based awards	(0.01)	(0.01)	(0.01)	(0.02)	(0.02)
Diluted earnings per common share	$0.85	$0.60	$0.71	$1.45	$1.16

Regulatory Capital - Bancorp
(Dollars in millions)
(Unaudited)

	June 30, 2018		March 31, 2018		December 31, 2017		June 30, 2017
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 leverage (to adjusted avg. total assets)	$1,525	8.65%	$1,475	8.72%	$1,442	8.51%	$1,408	9.10%
Total adjusted avg. total asset base	$17630		$16,918		$16,951		$15,468
Tier 1 common equity (to risk weighted assets)	$1,285	10.84%	$1,235	10.80%	$1,216	11.50%	$1,196	12.45%
Tier 1 capital (to risk weighted assets)	$1,525	12.86%	$1,475	12.90%	$1,442	13.63%	$1,408	14.65%
Total capital (to risk weighted assets)	$1,665	14.04%	$1,617	14.14%	$1,576	14.90%	$1,530	15.92%
Risk-weighted asset base	$11,855		$11,440		$10,579		$9,610

Regulatory Capital - Bank
(Dollars in millions)
(Unaudited)

	June 30, 2018		March 31, 2018		December 31, 2017		June 30, 2017
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 leverage (to adjusted avg. total assets)	$1,594	9.04%	$1,537	9.08%	$1,531	9.04%	$1,590	10.26%
Total adjusted avg. total asset base	$17,637		$16,926		$16,934		$15,504
Tier 1 common equity (to risk weighted assets)	$1,594	13.44%	$1,537	13.42%	$1,531	14.46%	$1,590	16.49%
Tier 1 capital (to risk weighted assets)	$1,594	13.44%	$1,537	13.42%	$1,531	14.46%	$1,590	16.49%
Total capital (to risk weighted assets)	$1,734	14.62%	$1,679	14.66%	$1,664	15.72%	$1,712	17.75%
Risk-weighted asset base	$11,863		$11,449		$10,589		$9,645

Loan Originations (Dollars in millions) (Unaudited)
	Three Months Ended
	June 30, 2018		March 31, 2018		June 30, 2017
Residential first mortgage	$9,040	95.2%	$7,886	97.1%	$9,184	95.0%
Home equity (1)	141	1.5%	65	0.8%	75	0.8%
Total consumer loans	9,181	96.7%	7,951	97.9%	9,259	95.8%
Commercial loans (2)	317	3.3%	169	2.1%	400	4.2%
Total loan originations	$9,498	100.0%	$8,120	100.0%	$9,659	100.0%

(1)	Includes second mortgage loans, HELOC loans, and other consumer loans.

(2)	Includes CRE and C&I loans that were net funded within the period.

Loan Originations (Dollars in millions) (Unaudited)
	Six Months Ended
	June 30, 2018		June 30, 2017
Residential first mortgage	$16,926	96.0%	$15,087	95.0%
Home equity (1)	206	1.2%	131	0.8%
Total consumer loans	17,132	97.2%	15,218	95.8%
Commercial loans (2)	486	2.8%	671	4.2%
Total loan originations	$17,618	100.0%	$15,889	100.0%

(1)	Includes second mortgage loans, HELOC loans, and other consumer loans.

(2)	Includes CRE and C&I loans that were net funded within the period.

Residential Loans Serviced
(Dollars in millions)
(Unaudited)

	June 30, 2018		March 31, 2018		December 31, 2017		June 30, 2017
	Unpaid Principal Balance (1)	Number of accounts	Unpaid Principal Balance (1)	Number of accounts	Unpaid Principal Balance (1)	Number of accounts	Unpaid Principal Balance (1)	Number of accounts
Serviced for own loan portfolio (2)	$7,303	32,012	$7,629	32,185	$7,013	29,493	$7,156	30,875
Serviced for others	19,249	78,898	18,767	77,426	25,073	103,137	16,144	66,106
Subserviced for others (3)	93,761	424,331	77,748	360,396	65,864	309,814	63,991	304,830
Total residential loans serviced	$120,313	535,241	$104,144	470,007	$97,950	442,444	$87,291	401,811

(1)	UPB, net of write downs, does not include premiums or discounts.

(2)
Includes loans held-for-investment (residential first mortgage and home equity), loans-held-for-sale (residential first mortgage), loans with government guarantees (residential first mortgage), and repossessed assets.

(3)	Includes temporary short-term subservicing performed as a result of sales of servicing-released mortgage servicing rights. Includes repossessed assets.

Loans Held-for-Investment
(Dollars in millions)
(Unaudited)

	June 30, 2018		March 31, 2018		December 31, 2017		June 30, 2017
Consumer loans
Residential first mortgage	$2,986	33.5%	$2,818	34.6%	$2,754	35.7%	$2,538	37.5%
Home equity	685	7.7%	671	8.3%	664	8.6%	459	6.7%
Other	88	1.0%	25	0.3%	25	0.3%	27	0.4%
Total consumer loans	3,759	42.2%	3,514	43.2%	3,443	44.6%	3,024	44.6%
Commercial loans
Commercial real estate	2,020	22.7%	1,985	24.4%	1,932	25.1%	1,557	23.1%
Commercial and industrial	1,324	14.9%	1,228	15.1%	1,196	15.5%	1,040	15.3%
Warehouse lending	1,801	20.2%	1,407	17.3%	1,142	14.8%	1,155	17.0%
Total commercial loans	5,145	57.8%	4,620	56.8%	4,270	55.4%	3,752	55.4%
Total loans held-for-investment	$8,904	100.0%	$8,134	100.0%	$7,713	100.0%	$6,776	100.0%

Allowance for Loan Losses
(Dollars in millions)
(Unaudited)

	As of/For the Three Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017
Allowance for loan losses
Residential first mortgage	$45	$47	$56
Home equity	19	21	19
Other	1	1	1
Total consumer loans	65	69	76
Commercial real estate	45	44	37
Commercial and industrial	21	20	21
Warehouse lending	6	6	6
Total commercial loans	72	70	64
Total allowance for loan losses	$137	$139	$140
Charge-offs
Total consumer loans	(2)	(2)	(2)
Total commercial loans	—	—	—
Total charge-offs	$(2)	$(2)	$(2)
Recoveries
Total consumer loans	1	1	2
Total commercial loans	—	—	—
Total recoveries	1	1	2
Charge-offs, net of recoveries	$(1)	$(1)	$—
Net charge-offs to LHFI ratio (annualized) (1)	0.02%	0.06%	0.04%
Net charge-offs/(recoveries) to LHFI ratio (annualized) by loan type (1):
Residential first mortgage	0.04%	0.11%	0.09%
Home equity and other consumer	0.10%	0.28%	0.02%
Commercial real estate	—%	(0.01)%	—%
Commercial and industrial	(0.01)%	(0.01)%	(0.01)%

(1)	Excludes loans carried under the fair value option.

Allowance for Loan Losses
(Dollars in millions)
(Unaudited)

	As of/For the Six Months Ended
	June 30, 2018	June 30, 2017
Total allowance for loan losses	$137	$140
Charge-offs
Total consumer loans	(4)	(7)
Total commercial loans	—	—
Total charge-offs	$(4)	$(7)
Recoveries
Total consumer loans	2	3
Total commercial loans	—	—
Total recoveries	2	3
Charge-offs, net of recoveries	$(2)	$(4)
Net charge-offs to LHFI ratio (annualized) (1)	0.04%	0.15%
Net charge-offs/(recoveries) to LHFI ratio (annualized) by loan type (1):
Residential first mortgage	0.08%	0.34%
Home equity and other consumer	0.19%	0.15%
Commercial real estate	(0.01)%	(0.01)%
Commercial and industrial	(0.01)%	(0.01)%

(1)	Excludes loans carried under the fair value option.

Nonperforming Loans and Assets
(Dollars in millions)
(Unaudited)

	June 30, 2018	March 31, 2018	December 31, 2017	June 30, 2017
Nonperforming LHFI	$13	$14	$13	$18
Nonperforming TDRs	4	5	5	5
Nonperforming TDRs at inception but performing for less than six months	10	10	11	7
Total nonperforming LHFI and TDRs (1)	27	29	29	30
Real estate and other nonperforming assets, net	7	5	8	9
LHFS	$7	$11	$9	$7
Total nonperforming assets	$41	$45	$46	$46

Ratio of nonperforming assets to total assets (2)	0.19%	0.19%	0.22%	0.24%
Ratio of nonperforming LHFI and TDRs to LHFI	0.30%	0.35%	0.38%	0.44%
Ratio of nonperforming assets to LHFI and repossessed assets (2)	0.38%	0.42%	0.48%	0.57%

(1)	Includes less than 90 day past due performing loans placed on nonaccrual. Interest is not being accrued on these loans.

(2)	Ratio excludes LHFS.

Asset Quality - Loans Held-for-Investment
(Dollars in millions)
(Unaudited)

	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 days (1)	Total Past Due	Total Loans Held-for-Investment
June 30, 2018
Consumer loans	$3	$—	$27	$30	$3,759
Commercial loans	—	—	—	—	5,145
Total loans	$3	$—	$27	$30	$8,904
March 31, 2018
Consumer loans	$4	$1	$29	$34	$3,514
Commercial loans	—	—	—	—	4,620
Total loans	$4	$1	$29	$34	$8,134
December 31, 2017
Consumer loans	$3	$2	$29	$34	$3,443
Commercial loans	—	—	—	—	4,270
Total loans	$3	$2	$29	$34	$7,713
June 30, 2017
Consumer loans	2	3	30	$35	$3,024
Commercial loans	1	—	—	1	3,752
Total loans	$3	$3	$30	$36	$6,776

(1)	Includes performing nonaccrual loans that are less than 90 days delinquent and for which interest cannot be accrued.

Troubled Debt Restructurings
(Dollars in millions)
(Unaudited)

	TDRs
	Performing	Nonperforming	Total
June 30, 2018
Consumer loans	$43	$14	$57
Total TDR loans	$43	$14	$57
March 31, 2018
Consumer loans	$44	$15	$59
Commercial loans	5	—	5
Total TDR loans	$49	$15	$64
December 31, 2017
Consumer loans	$43	$16	$59
Total TDR loans	$43	$16	$59
June 30, 2017
Consumer loans	$46	$12	$58
Total TDR loans	$46	$12	$58

Non-GAAP Reconciliation
(Dollars in millions)
(Unaudited)

Tangible book value per share and tangible common equity to assets ratio. In addition to analyzing the Company's results on a reported basis, management reviews the Company's results and the results on an adjusted basis. This non-GAAP measure reflects the adjustments of the reported U.S.GAAP results for significant items that management does not believe are reflective of the Company's current and ongoing operations. The Company believes that tangible book value per share and tangible common equity to assets provide a meaningful representation of its operating performance on an ongoing basis. Management uses these measures to assess performance of the Company against its peers and evaluate overall performance. The Company believes these non-GAAP financial measures provide useful information for investors, securities analysts and others because it provides a tool to evaluate the Company’s performance on an ongoing basis and compared to its peers.

The following tables provide a reconciliation of non-GAAP financial measures.

Tangible book value per share and tangible common equity to assets ratio

	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
	(Dollars in millions, except share data)
Total stockholders' equity	$1,475	$1,427	$1,399	$1,451	$1,408
Goodwill and intangibles	71	72	21	21	20
Tangible book value	$1,404	$1,355	$1,378	$1,430	$1,388

Number of common shares outstanding	57,598,406	57,399,993	57,321,228	57,181,536	57,161,431
Tangible book value per share	$24.37	$23.62	$24.04	$25.01	$24.29

Total Assets	$18,130	$17,736	$16,912	$16,880	$15,965
Tangible common equity to assets ratio	7.74%	7.65%	8.15%	8.47%	8.70%